Exhibit 10.3

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Agreement is made as of September 30, 2021 by and between Monterey Bio Acquisition Corporation (the “Company”) and Continental Stock Transfer & Trust Company (“Trustee”).

WHEREAS, the Company’s registration statement on Form S-1, No. 333-259378 (“Registration Statement”) for its initial public offering of securities (“IPO”) has been declared effective as of the date hereof (“Effective Date”) by the Securities and Exchange Commission (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Registration Statement); and

WHEREAS, Chardan Capital Markets LLC (“Chardan”) is acting as the underwriter in the IPO; and

WHEREAS, as described in the Registration Statement, and in accordance with the Company’s Amended and Restated Certificate of Incorporation, $101,000,000 ($116,150,000 if the over-allotment option is exercised in full) will be delivered to the Trustee to be deposited and held in a trust account for the benefit of the Company and the holders of the Company’s common stock, par value $.0001 per share (“Common Stock”), issued in the IPO as hereinafter provided (the proceeds to be delivered to the Trustee will be referred to herein as the “Property”; the stockholders for whose benefit the Trustee shall hold the Property will be referred to as the “Public Stockholders,” and the Public Stockholders and the Company will be referred to together as the “Beneficiaries”); and

WHEREAS, if a Business Combination is not consummated within 12 months from the date of the closing of the IPO, the Company may, by resolution of its board of directors if requested by its insiders or their affiliates, extend the period of time to consummate a Business Combination up to three times by an additional three months each time (for a total of up to 21 months to complete a Business Combination); provided that, pursuant to the Company’s Amended and Restated Certificate of Incorporation, the only way to extend the time available for the Company to consummate its initial Business Combination is for the Company’s insiders or their affiliates or designees, upon five days’ advance notice prior to each applicable deadline, to deposit into the Trust Account $1,000,000, or $1,150,000 if the over-allotment option is exercised in full ($0.10 per unit in either case, or an aggregate of $3,000,000, or $3,450,000 if the over-allotment option is exercised in full, if the time to consummate a Business Combination is extended to a full 21 months), on or prior to the date of the applicable deadline; and

WHEREAS, the Company and the Trustee desire to enter into this Agreement to set forth the terms and conditions pursuant to which the Trustee shall hold the Property.

THEREFORE, IT IS AGREED:

1. Agreements and Covenants of Trustee. The Trustee hereby agrees and covenants to:

(a) Hold the Property in trust for the Beneficiaries in accordance with the terms of this Agreement in a segregated trust account (“Trust Account”) established by the Trustee at JPMorgan Chase Bank, N.A. in the United States, maintained by Trustee, (or at another U.S. chartered commercial bank with consolidated assets of $100 billion or more) and at a brokerage institution selected by the Trustee that is reasonably satisfactory to the Company;

(b) Manage, supervise and administer the Trust Account subject to the terms and conditions set forth herein;

(c) In a timely manner, upon the instruction of the Company, invest and reinvest the Property (i) in United States government treasury bills, notes or bonds having a maturity of 185 days or less and/or (ii) in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and that invest solely in U.S. treasuries, as determined by the Company, it being understood that the Trust Account will earn no interest while the account funds are uninvested awaiting the Company’s instructions hereunder; while the account funds are invested or uninvested, the Trustee may earn bank credits and other consideration;

(d) Collect and receive, when due, all principal and income arising from the Property, which shall become part of the “Property,” as such term is used herein;

(e) Promptly notify the Company and Chardan of all communications received by it with respect to any Property requiring action by the Company;

(f) Supply any necessary information or documents as may be requested by the Company (or its authorized agents) in connection with the Company’s preparation of the tax returns relating to assets held in the Trust Account or in connection with the preparation or completion of the audit of the Company’s financial statements by the Company’s auditors;

(g) Participate in any plan or proceeding for protecting or enforcing any right or interest arising from the Property if, as and when instructed by the Company to do so;

(h) Render to the Company monthly written statements of the activities of and amounts in the Trust Account reflecting all receipts and disbursements of the Trust Account; and

(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board, Secretary or other authorized officer of the Company and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein, or (y) upon the date which is the later of (1) 12 months (or up to 21 months, as applicable) after the closing of the IPO and (2) such later date as may be approved by the Company’s stockholders in accordance with the Company’s Amended and Restated Certificate of Incorporation if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) shall be distributed to the Public Stockholders of record as of such date; and

(j) Upon written request from the Company, which may be given from time to time in a form substantially similar to that attached hereto as Exhibit D (“Stockholder Redemption Withdrawal Instruction”), the Trustee shall distribute to the remitting brokers on behalf of Public Stockholders redeeming shares of Common Stock the amount required to pay for redeemed shares of Common Stock from Public Stockholders in connection with a stockholder vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to affect the substance or timing of the Company’s obligation to redeem all shares of Common Stock included in the Units sold in the IPO if the Company does not complete a Business Combination within the time period set forth in the Company’s Amended and Restated Certificate of Incorporation. The written request of the Company referenced above shall constitute presumptive evidence that the Company is entitled to distribute said funds, and the Trustee shall have no responsibility to look beyond said request.

2. Limited Distributions of Income from Trust Account.

(a) Upon written request from the Company, which may be given from time to time in a form substantially similar to that attached hereto as Exhibit C (a “Tax Payment Withdrawal Instruction”), the Trustee shall distribute to the Company the amount of interest income earned on the Trust Account requested by the Company to cover any income or other tax obligation owed by the Company.

(b) The limited distributions referred to in Section 2(a) above shall be made only from income collected on the Property. Except as provided in Section 2(a) above, no other distributions from the Trust Account shall be permitted except in accordance with Sections 1(i) and (j) hereof.

(c) The Company shall provide Chardan with a copy of any Termination Letters and/or any other correspondence that it issues to the Trustee with respect to any proposed withdrawal from the Trust Account promptly after such issuance.

3. Agreements and Covenants of the Company. The Company hereby agrees and covenants to:

(a) Give all instructions to the Trustee hereunder in writing, signed by the Company’s President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board, Secretary or other authorized officer of Company. In addition, except with respect to its duties under paragraphs 1(i), 1(j) and 2(a) above, the Trustee shall be entitled to rely on, and shall be protected in relying on, any verbal or telephonic advice or instruction which it in good faith believes to be given by any one of the persons authorized above to give written instructions, provided that the Company shall promptly confirm such instructions in writing;

(b) Subject to the provisions of Sections 5 and 7(g) of this Agreement, hold the Trustee harmless and indemnify the Trustee from and against, any and all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Trustee in connection with any claim, potential claim, action, suit or other proceeding brought against the Trustee involving any claim, or in connection with any claim or demand which in any way arises out of or relates to this Agreement, the services of the Trustee hereunder, or the Property or any income earned from investment of the Property, except for expenses and losses resulting from the Trustee’s gross negligence or willful misconduct. Promptly after the receipt by the Trustee of notice of demand or claim or the commencement of any action, suit or proceeding, pursuant to which the Trustee intends to seek indemnification under this paragraph, it shall notify the Company in writing of such claim (hereinafter referred to as the “Indemnified Claim”). The Trustee shall have the right to conduct and manage the defense against such Indemnified Claim, provided, that the Trustee shall obtain the consent of the Company with respect to the selection of counsel, which consent shall not be unreasonably withheld. The Trustee may not agree to settle any Indemnified Claim without the prior written consent of the Company, which consent shall not be unreasonably withheld. The Company may participate in such action with its own counsel;

(c) Pay the Trustee an initial acceptance fee, an annual fee and a transaction processing fee for each disbursement made pursuant to Section 2(a) as set forth on Schedule A hereto, which fees shall be subject to modification by the parties from time to time. It is expressly understood that the Property shall not be used to pay such fees except for disbursements made to the Company pursuant to Sections 1(i) and (j) solely in connection with the consummation of a Business Combination. The Company shall pay the Trustee the initial acceptance fee and first year’s fee at the consummation of the IPO and thereafter on the anniversary of the Effective Date. Except as set forth in this Section 3(c) and Section 3(b) hereof, the Company shall not be responsible for any other fees or charges of the Trustee;

(d) In connection with any vote of the Company’s stockholders regarding a Business Combination, provide to the Trustee an affidavit or certificate of a firm regularly engaged in the business of soliciting proxies and/or tabulating shareholder votes verifying the vote of the Company’s stockholders regarding such Business Combination; and

(e) In the event that the Company directs the Trustee to commence liquidation of the Trust Account pursuant to Section 1(i), the Company agrees that it will not direct the Trustee to make any payments that are not specifically authorized by this Agreement.

4. Limitations of Liability. The Trustee shall have no responsibility or liability to:

(a) Take any action with respect to the Property, other than as directed in paragraphs 1 and 2 hereof and the Trustee shall have no liability to any party except for liability arising out of its own gross negligence or willful misconduct;

(b) Institute any proceeding for the collection of any principal and income arising from, or institute, appear in or defend any proceeding of any kind with respect to, any of the Property unless and until it shall have received instructions from the Company given as provided herein to do so and the Company shall have advanced or guaranteed to it funds sufficient to pay any expenses incident thereto;

(c) Change the investment of any Property, other than in compliance with paragraph 1(c);

(d) Refund any depreciation in principal of any Property;

(e) Assume that the authority of any person designated by the Company to give instructions hereunder shall not be continuing unless provided otherwise in such designation, or unless the Company shall have delivered a written revocation of such authority to the Trustee;

(f) The other parties hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, except for its gross negligence or willful misconduct. The Trustee may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Trustee), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Trustee, in good faith, to be genuine and to be signed or presented by the proper person or persons. The Trustee shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a written instrument delivered to the Trustee signed by the proper party or parties and, if the duties or rights of the Trustee are affected, unless it shall give its prior written consent thereto;

(g) Verify the correctness of the information set forth in the Registration Statement or to confirm or assure that any acquisition made by the Company or any other action taken by it is as contemplated by the Registration Statement;

(h) File local, state and/or federal tax returns or information returns with any taxing authority on behalf of the Trust Account and payee statements with the Company documenting the taxes, if any, payable by the Company or the Trust Account, relating to the income earned on the Property;

(i) Pay any taxes on behalf of the Trust Account (it being expressly understood that the Property shall not be used to pay any such taxes and that such taxes, if any, shall be paid by the Company from funds not held in the Trust Account or released to it under Section 2(a) hereof);

(j) Imply obligations, perform duties, inquire or otherwise be subject to the provisions of any agreement or document other than this agreement and that which is expressly set forth herein; and

(k) Verify calculations, qualify or otherwise approve Company requests for distributions pursuant to Sections 1(i), 1(j) or 2(a) above.

5. Trust Account Waiver. The Trustee has no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future. In the event the Trustee has any Claim against the Company under this Agreement, including, without limitation, under Section 3(b) or Section 3(c) hereof, the Trustee shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the Property or any monies in the Trust Account.

6. Termination. This Agreement shall terminate as follows:

(a) If the Trustee gives written notice to the Company that it desires to resign under this Agreement, the Company shall use its reasonable efforts to locate a successor trustee during which time the Trustee shall act in accordance with this Agreement. At such time that the Company notifies the Trustee that a successor trustee has been appointed by the Company and has agreed to become subject to the terms of this Agreement, the Trustee shall transfer the management of the Trust Account to the successor trustee, including but not limited to the transfer of copies of the reports and statements relating to the Trust Account, whereupon this Agreement shall terminate; provided, however, that, in the event that the Company does not locate a successor trustee within ninety days of receipt of the resignation notice from the Trustee, the Trustee may submit an application to have the Property deposited with any court in the State of New York or with the United States District Court for the Southern District of New York and upon such deposit, the Trustee shall be immune from any liability whatsoever; or

(b) At such time that the Trustee has completed the liquidation of the Trust Account in accordance with the provisions of paragraph 1(i) hereof, and distributed the Property in accordance with the provisions of the Termination Letter, this Agreement shall terminate except with respect to Paragraph 3(b).

7. Miscellaneous.

(a) The Company and the Trustee each acknowledge that the Trustee will follow the security procedures set forth below with respect to funds transferred from the Trust Account. The Company and the Trustee will each restrict access to confidential information relating to such security procedures to authorized persons. Each party must notify the other party immediately if it has reason to believe unauthorized persons may have obtained access to such information, or of any change in its authorized personnel. In executing funds transfers, the Trustee will rely upon all information supplied to it by the Company, including account names, account numbers and all other identifying information relating to a beneficiary, beneficiary’s bank or intermediary bank. The Trustee shall not be liable for any loss, liability or expense resulting from any error in the information or transmission of the wire.

(b) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. It may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

(c) This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. Except for Sections 1(i) and 1(j) (which may only be amended with the approval of the holders of a majority of all of the outstanding shares of Common Stock), this Agreement or any provision hereof may only be changed, amended or modified by a writing signed by each of the parties hereto; provided, however, that no such change, amendment or modification may be made without the prior written consent of Chardan. As to any claim, cross-claim or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury. The Trustee may require from Company counsel an opinion as to the propriety of any proposed amendment.

(d) The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, Borough of Manhattan, for purposes of resolving any disputes hereunder.

(e) Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, facsimile transmission or by electronic mail:

if to the Trustee, to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Francis Wolf and Celeste Gonzalez

Email: fwolf@continentalstock.com; cgonzalez@continentalstock.com if to the Company, to:

Monterey Bio Acquisition Corporation

17 State Street

21st Floor

New York, NY 10004

Attn: Sanjeev Satyal, Chief Executive Officer

Email: sanjeev@montereybio.com

in either case with a copy (which copy shall not constitute notice) to:

Chardan Capital Markets LLC
17 State Street, 21st Floor
New York, NY 10004
Attn: Shai Gerson

Email: sgerson@chardan.com

and

Greenberg Traurig, LLP

1750 Tysons Boulevard, Suite 1000

McLean, VA 22102

Attn: Jason T. Simon, Esq.

Email: simonj@gtlaw.com

and

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022
Attn: Ari Edelman, Edward P. Bromley III

Email: aedelman@reedsmith.com; ebromley@reedsmith.com

(f) Except as specified herein, no party to this Agreement may assign its rights or delegate its obligations hereunder to any other person or entity without the prior consent of the other party.

(g) Each of the Trustee and the Company hereby represents that it has the full right and power and has been duly authorized to enter into this Agreement and to perform its respective obligations as contemplated hereunder.

(h) Each of the Company and the Trustee hereby acknowledge that Chardan is a third party beneficiary of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name: Francis Wolf
Title: Vice President

MONTEREY BIO ACQUISITION CORPORATION

By:	/s/ Sanjeev Satyal
Name: Sanjeev Satyal
Title: Chief Executive Officer

[Signature Page to Investment Management Trust Agreement]

SCHEDULE A

Fee Item	Time and method of payment	Amount
Initial acceptance fee	Initial closing of IPO by wire transfer	$3,500.00
Annual fee	First year, initial closing of IPO by wire transfer; thereafter on the anniversary of the effective date of the IPO by wire transfer or check	$10,000.00
Transaction processing fee for disbursements to Company under Section 2	Deduction by Trustee from accumulated income following disbursement made to Company under Section 2	$250.00
Paying Agent services as required pursuant to sections 1(i) and 1(j)	Billed to Company upon delivery of service pursuant to sections 1(i) and (j)	Market Rate

EXHIBIT A

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, N.Y. 10004
Attn: Francis Wolf and Celeste Gonzalez

Re:        Trust Account - Termination Letter

Gentlemen:

Pursuant to paragraph 1(i) of the Investment Management Trust Agreement between Monterey Bio Acquisition Corporation (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of September 30, 2021 (“Trust Agreement”), this is to advise you that the Company has entered into an agreement with [__________________] (“Target Business”) to consummate a business combination with Target Business (“Business Combination”) on or about [insert date]. The Company shall notify you at least 72 hours in advance of the actual date of the consummation of the Business Combination (“Consummation Date”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to liquidate the Trust Account investments and to transfer the proceeds to the above-referenced account at JPMorgan Chase Bank, N.A. to the effect that, on the Consummation Date, all of funds held in the Trust Account will be immediately available for transfer to the account or accounts that the Company shall direct on the Consummation Date. It is acknowledged and agreed that while the funds are on deposit in the trust operating account at JPMorgan Chase Bank, N.A. awaiting distribution, the Company will not earn any interest or dividends.

On the Consummation Date (i) counsel for the Company shall deliver to you written notification that the Business Combination has been consummated and (ii) the Company shall deliver to you (a) a certificate of the Chief Executive Officer, which verifies the vote of the Company’s stockholders in connection with the Business Combination if a vote is held and (b) joint written instructions from the Company and Chardan Capital Markets LLC with respect to the transfer of the funds held in the Trust Account (“Instruction Letter”). You are hereby directed and authorized to transfer the funds held in the Trust Account immediately upon your receipt of the counsel’s letter and the Instruction Letter, in accordance with the terms of the Instruction Letter. In the event that certain deposits held in the Trust Account may not be liquidated by the Consummation Date without penalty, you will notify the Company of the same and the Company shall direct you as to whether such funds should remain in the Trust Account and distributed after the Consummation Date to the Company. Upon the distribution of all the funds in the Trust Account pursuant to the terms hereof, the Trust Agreement shall be terminated.

In the event that the Business Combination is not consummated on the Consummation Date described in the notice thereof and we have not notified you on or before the original Consummation Date of a new Consummation Date, then upon receipt by the Trustee of written instructions from the Company, the funds held in the Trust Account shall be reinvested as provided in the Trust Agreement on the business day immediately following the Consummation Date as set forth in the notice.

Very truly yours,

MONTEREY BIO ACQUISITION CORPORATION

By:
Name:
Title:

cc: Chardan Capital Markets LLC

EXHIBIT B

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, N.Y. 10004
Attn: Francis Wolf and Celeste Gonzalez

Re:        Trust Account - Termination Letter

Gentlemen:

Pursuant to paragraph 1(i) of the Investment Management Trust Agreement between Monterey Bio Acquisition Corporation (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of September 30, 2021 (“Trust Agreement”), this is to advise you that the Company has been unable to effect a Business Combination with a Target Business within the time frame specified in the Company’s Amended and Restated Certificate of Incorporation, as described in the Company’s prospectus relating to its IPO. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to liquidate all the Trust Account investments and to transfer the total proceeds to the trust operating account at J.P. Morgan Chase Bank, N.A. to await distribution to the Public Stockholders. The Company has selected [____________, 20__]1 as the effective date for the purpose of determining when the Public Stockholders will be entitled to receive their share of the liquidation proceeds. It is acknowledged that no interest will be earned by the Company on the liquidation proceeds while on deposit in the trust operating account at J.P. Morgan Chase Bank, N.A. You agree to be the Paying Agent of record and in your separate capacity as Paying Agent, to distribute said funds directly to the Public Stockholders in accordance with the terms of the Trust Agreement and the Amended and Restated Certificate of Incorporation of the Company. Upon the distribution of all the funds in the Trust Account, your obligations under the Trust Agreement shall be terminated.

Very truly yours,

MONTEREY BIO ACQUISITION CORPORATION

By:
Name:
Title:

cc: Chardan Capital Markets LLC

1 12 months from the closing of the IPO or at a later date, if extended.

EXHIBIT C

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, N.Y. 10004
Attn: Francis Wolf and Celeste Gonzalez

Re:        Trust Account - Tax Payment Withdrawal Instruction

Gentlemen:

Pursuant to paragraph 2(a) of the Investment Management Trust Agreement between Monterey Bio Acquisition Corporation (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of September 30, 2021 (“Trust Agreement”), the Company hereby requests that you deliver to the Company [$_______] of the interest income earned on the Property as of the date hereof. The Company needs such funds to pay for its tax obligations. In accordance with the terms of the Trust Agreement, you are hereby directed and authorized to transfer (via wire transfer) such funds promptly upon your receipt of this letter to the Company’s operating account at:

[WIRE INSTRUCTION INFORMATION]

MONTEREY BIO ACQUISITION CORPORATION

By:
Name:
Title:

cc: Chardan Capital Markets LLC

EXHIBIT D

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn:  Francis Wolf and Celeste Gonzalez

Re:       Trust Account - Stockholder Redemption Withdrawal Instruction

Dear Mr. Wolf and Ms. Gonzalez:

Pursuant to Section 1(j) of the Investment Management Trust Agreement between Monterey Bio Acquisition Corporation (the “Company”) and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of September 30, 2021 (the “Trust Agreement”), the Company hereby requests that you deliver to the redeeming Public Stockholders of the Company $[_____] of the principal and interest income earned on the Property as of the date hereof to a segregated account held by you on behalf of the Beneficiaries for distribution to the Public Stockholders who have requested redemption of their shares of Common Stock.  Capitalized terms used but not defined herein shall have the meanings set forth in the Trust Agreement.

The Company needs such funds to pay its Public Stockholders who have properly elected to have their shares of Common Stock redeemed by the Company in connection with a stockholder vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to affect the substance or timing of the Company’s obligation to redeem all shares of Common Stock included in the Units sold in the IPO if the Company does not complete a Business Combination within the time period set forth in the Company’s Amended and Restated Certificate of Incorporation.  As such, you are hereby directed and authorized to transfer (via wire transfer) such funds promptly upon your receipt of this letter to the financial institutions that have redeemed shares on behalf of the Beneficiaries.

MONTEREY BIO ACQUISITION CORPORATION

By:
Name:
Title:

cc: Chardan Capital Markets LLC